Free Writing Prospectus

Filed Pursuant to Rule 433
Registration No. 333-290988 and 333-290988-02

Porsche Innovative Lease Owner Trust (PILOT) 2026-1

Jt-Bookrunners: BofA (struc), BNP, CIBC and Mizuho

Co-Managers : Barclays and US Bancorp

- Anticipated Capital Structure -

CL	AMT($MM)	WAL	S/F	EXP	LGL	BENCH	YIELD	PRICE	CPN

A-1	144.000	0.22	A-1+/F1+	11/26	06/21/27	I-CRV + 14	3.839	100.00000	3.839
A-2a	278.500	0.91	AAA/AAA	11/27	10/20/28	I-CRV + 35	4.138	99.99734	4.10
A-2b	75.000	0.91	AAA/AAA	11/27	10/20/28	SOFR30a + 35		100.00000
A-3	353.500	1.90	AAA/AAA	10/28	08/20/29	I-CRV + 43	4.452	99.99748	4.41
A-4	60.000	2.45	AAA/AAA	12/28	10/20/31	I-CRV + 44	4.507	99.98759	4.46

Bill & Deliver : BofA			Offered Size : $911.0mm
Expected Ratings: S&P, Fitch			BBG Ticker : PILOT 2026-1
ERISA Eligible : Yes			Format : SEC Registered
Expected Settle : 06/12/26			Min Denoms : $1k x $1k
First Pay : 07/20/26			RR Compliance: US – Yes, EU - No
CUSIPs	A-1 :	73328F AA6	Pricing Speed: 100% PPC to maturity
	A-2a:	73328F AB4	Intexnet : baspilot261 AUY7
	A-2b:	73328F AC2
	A-3 :	73328F AD0
	A-4 :	73328F AE8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.